                                                                   Exhibit 23.2


                NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


This Registration Statement on Form S-4 includes the accountant's report previously issued by Arthur Andersen LLP which has ceased operations. The reprinting of the accountant's report is not equivalent to a current reissuance of such report as would be required if Arthur Andersen was still operating. Because Arthur Andersen has not consented to the inclusion of the accountant's report in this Registration Statement, your ability to make a claim against Arthur Andersen may be limited or prohibited.